EXHIBIT 17.1

October 3, 2011

Mr. Henry Fong, CEO

China Nuvo Solar Energy, Inc.

319 Clematis Street, Suite 703

West Palm Beach, FL 33401

Dear Mr. Fong

Please accept my resignation from the China Nuvo solar Energy, Inc. Board of Directors effective immediately.  Thank you for all you have done for this Company.  Because of the merger with SurgLine my services are no longer needed.

Sincerely,

/s/ Richard W. Perkins

Richard W. Perkins